UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             FORM 12b-25

                           SEC File Number
                           ---------------
                              000-28255

                             Cusip Number
                             ------------
                             719574 10 5


                      NOTIFICATION OF LATE FILING

(Check One) _X_ Form 10-K  __ Form 20-F __ Form 11-K  __ Form 10-Q
            __ Form N-SAR

               For Period Ended: December 31, 2000


                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period
                 Ended:____________________________

  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT
  OR TYPE

  Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

                          PICK UPS PLUS, INC.
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Full Name of Registrant


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Former Name if Applicable

                        5181 NATORP BOULEVARD
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Address of Principal Executive Office (STREET AND NUMBER)

                          Mason, Ohio 45040
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City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 X       (a)     The reasons described in reasonable detail in Part III
---              of form could not be eliminated without unreasonable
                 effort or expense;

 X       (b)     The subject annual report, semi-annual report,
---              transition report on Form 10-K, Form 20-F, 11-K,
                 Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Company has been unable to complete its internal accounting for presentation to the Company's auditors and, as such, the Company's audit will not be available for filing by March 31, 2001.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             John Fitzgerald            (513)           398-4344
         ------------------------    -----------   ------------------
                (Name)               (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or or such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).

         X  Yes   No
         ------   --

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         Yes    X  No
         ---    -----
         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:
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                           PICK UPS PLUS, INC.
           ------------------------------------------------------
              (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PICK UPS PLUS, INC.

Date:  March 28, 2001                  By  /s/ John Fitzgerald
                                       --------------------------
                                       John Fitzgerald, President
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